                             KIRKPATRICK & LOCKHART LLP
                              1800 Massachusetts Avenue
                                     Second Floor
                                Washington, D.C. 20036



                                     May 23, 1996




     Federal Realty Investment Trust
     4800 Hampden Lane, Suite 500
     Bethesda, Maryland 20814

     Ladies and Gentlemen:

              You have requested our opinion as counsel to Federal Realty Investment Trust, a business trust organized under the laws of the District of Columbia with its headquarters located in Bethesda, Maryland ("Trust"), in connection with a Prospectus Supplement, dated May 21, 1996 to the Trust's Prospectus, dated November 7, 1995 (registration statements No. 33-63687; 33-51029) ("Registration Statement") relating to the Trust's offering and sale of 1,818,182 common shares of beneficial interest, no par or stated value ("Shares") pursuant to an underwriting agreement and a pricing agreement, each dated May 21, 1996 (together, the "Underwriting Agreement") between the Trust and J.P. Morgan Securities Inc.

              We  have  participated  in  the  preparation of  the  Registration
     Statement, and in connection therewith, have examined and relied upon the originals or copies of such records, agreements, documents and other instruments, including the Third Amended and Restated Declaration of Trust of the Trust ("Declaration of Trust"), the Bylaws of the Trust, the
     minutes of the meetings of the Trustees to date relating to the authorization and issuance of the Shares and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as the basis for the opinion hereinafter set forth. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies. We have assumed, without independent verification, the accuracy of the relevant facts stated therein.

              As to any other facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and employees of the Trust.

              Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

     Federal Realty Investment Trust
     May 23, 1996
     Page 2



              The Shares have been duly authorized by the Trust and when delivered against payment therefor as contemplated in the Underwriting Agreement, the Shares will be legally issued, fully paid and non-assessable, except as described in the Prospectus that forms a part of the Registration Statement.

              We hereby consent to the filing of this opinion as an exhibit to the Trust's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 23, 1996.

                                       Very truly yours,

                                       KIRKPATRICK & LOCKHART LLP


                                       By: /s/ Thomas F. Cooney, III
                                           -------------------------
                                           Thomas F. Cooney, III